Exhibit 99.1

Soluna Announces Monthly Business Update

ALBANY, NY, January 13, 2026 – Soluna Holdings, Inc. (“Soluna” or the “Company”) (NASDAQ: SLNH), a developer of green data centers for intensive computing applications, including Bitcoin mining and AI, announced its December 2025 project site-level operations, developments, and updates.

The Company has provided the following Corporate and Site Updates.

Key Company Metrics:

The monthly metrics are now available here.

Corporate Highlights:

●	$32 Million Registered Direct Offering: Soluna Holdings, Inc. closed a registered direct offering priced at the market under Nasdaq rules, strengthening the company’s balance sheet to support continued growth.
●	New Blogs: CTO Dip Patel published two new essays on AI infrastructure and energy systems, “Why the AI Era Belongs to Systems Engineers — Not Cloud Architects” and “The Second Decoupling: Bringing Compute to Power.”
●	In the Press: Soluna was featured in Cointelegraph, highlighting our wind-powered Bitcoin mining partnership with Canaan as miners turn to renewable energy to stay profitable amid record-low hash prices.

Key Project Updates:

Project Dorothy 1A (25 MW, Bitcoin Hosting) / Project Dorothy 1B (25 MW, Bitcoin Prop-Mining):

●	D1A deployment efforts are underway to complete a 20 MW fleet upgrade.
●	D1B continues to operate well, with some extended curtailment periods at the start of the month due to the onset of the winter demand response program.

Project Dorothy 2 (48 MW, Bitcoin Hosting):

●	D2 operated at full capacity for the first full month following completion of construction in November. D2 was impacted at the start of the month, as with D1, by the onset of the winter demand response program.

Project Sophie (25 MW, Bitcoin Hosting):

●	The site operated at full capacity following the previous month’s deployment efforts. Annual maintenance efforts were completed in preparation for the new calendar year.

Project Kati 1 (83 MW Under Construction, Bitcoin Hosting):

●	Installation of the main network was completed in preparation for initial commissioning efforts.
●	Phase K1A 48 MW Galaxy with all containers and power infrastructure installed. The electrical installation and termination of medium- and low-voltage cabling are underway, with the project on track for substantial completion at the end of January.
●	The civil construction of Phase K1B 35 MW Soluna MDCs has progressed, with concrete pads formed and poured, enabling the mechanical framing of the buildings to commence.

Project Kati 2 (Under Development, AI/HPC Hosting):

●	The site is currently under a (non-binding) letter of intent from a potential Neocloud tenant.
●	Working with EDF to source an additional 50MW+ from the Las Majadas wind farm to expand the project.
●	Further due diligence and receipt of designer and general contractor bids are expected to be completed in January.

Project Grace (2 MW at Dorothy 2, Under Development, AI/HPC Hosting):

●	Finalizing detailed engineering for Project Grace microgrid electrical design for AI load Integration.

Pipeline Highlights:

●	Finalizing Power Purchase Agreements (PPA) and Retail Electric Provider (REP) agreements for projects Ellen, Hedy, and Rosa.
●	Work continues on PPA agreements for projects Annie, Gladys, and Fei.
●	Entered into definitive Purchase and Sale Agreements to acquire land for projects Rosa, Ellen, and Hedy.

Customer Success:

●	Preparation is complete for the 20 MW deployment at Dorothy 1, with both current and new customer agreements scheduled to energize in 2026.
●	Concluding Project Kati 1 35 MW Hosting RFI process with both current and new partner interest.

View Soluna’s recent AMA here.

Soluna’s updated glossary of terms is available here.

Safe Harbor Statement

This announcement contains forward-looking statements. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements include all statements, other than statements of historical fact, regarding our current views and assumptions with respect to future events regarding our business and our expectations with respect to Project Dorothy 1A’s 20MW Canaan deployment, and the construction of Project Kati 1, and other statements that are predictive in nature. These forward-looking statements can be identified by terminology such as “will,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” “confident,” and similar statements. Readers are cautioned that any forward-looking information provided by us or on our behalf is not a guarantee of future performance. Actual results may differ materially from those contained in these forward-looking statements as a result of various factors disclosed in our filings with the Securities and Exchange Commission (“SEC”), including the “Risk Factors” section of our Annual Report on Form 10-K filed with the SEC on March 31, 2025. All forward-looking statements speak only as of the date on which they are made, and we undertake no duty to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except to the extent required by law.

About Soluna Holdings, Inc. (Nasdaq: SLNH)

Soluna is on a mission to make renewable energy a global superpower, using computing as a catalyst. The company designs, develops, and operates digital infrastructure that transforms surplus renewable energy into global computing resources. Soluna’s pioneering data centers are strategically co-located with wind, solar, or hydroelectric power plants to support high-performance computing applications, including Bitcoin Mining, Generative AI, and other compute-intensive applications. Soluna’s proprietary software MaestroOS(™) helps energize a greener grid while delivering cost-effective and sustainable computing solutions and superior returns. To learn more, visit solunacomputing.com and follow us on:

LinkedIn: https://www.linkedin.com/company/solunaholdings/

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YouTube: youtube.com/c/solunacomputing

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Resource Center: solunacomputing.com/resources

Soluna regularly posts important information on its website and encourages investors and potential investors to consult the Soluna investor relations and investor resources sections of its website regularly.

Contact Information

Public Relations

West of Fairfax for Soluna

Soluna@westof.co